Exhibit 4.6
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2023, Twilio Inc. (“Twilio,” the “Company,” “we,” “us,” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): our Class A common stock, par value $0.001 per share.

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes certain important terms of the capital stock of Twilio, as they are currently in effect. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled "Description of Capital Stock," you should refer to Twilio's amended and restated certificate of incorporation and amended and restated bylaws and to the applicable provisions of Delaware law. As of December 31, 2023, Twilio's authorized capital stock consists of 1,103,170,181 shares of capital stock, $0.001 par value per share, of which:
•1,000,000,000 shares are designated as Class A common stock;
•3,170,181 shares are designated as Class B common stock; and
•100,000,000 shares are designated as preferred stock.
On June 28, 2023, all of the then outstanding shares of our Class B common stock automatically converted into the same number of shares of our Class A common stock pursuant to the terms of our amended and restated certificate of incorporation, which date we refer to as the “Final Conversion Date”. Our amended and restated certificate of incorporation prohibits the reissuance of such shares of converted Class B common stock. On June 28, 2023, we filed a certificate of retirement with the Secretary of State of the State of Delaware effecting the retirement of 96,829,819 shares of our Class B common stock that had converted into shares of our Class A common stock. This certificate of retirement had the additional effect of amending our amended and restated certificate of incorporation so as to (i) reduce the total number of authorized shares of our capital stock by 96,829,819, thereby reducing the total number of authorized shares of our capital stock to 1,103,170,181, and (ii) reduce the number of authorized shares of our Class B common stock by 96,829,819, thereby reducing the number of authorized shares of our Class B common stock to 3,170,181.
The Twilio board of directors (“Board”) is authorized, without stockholder approval except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our Class A common stock and, subject to limitations prescribed by Delaware law, to issue shares of our preferred stock. Following the Final Conversion Date, we are prohibited by our amended and restated certificate of incorporation from issuing additional shares of our Class B common stock.
Our Class A common stock is listed on the New York Stock Exchange under the symbol “TWLO.”

Common Stock
The outstanding shares of Twilio’s common stock are fully paid and non-assessable.

Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Twilio Class A and Class B common stock are entitled to receive dividends equally, identically and ratably out of funds legally available if the Twilio Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Twilio Board may determine.
Voting Rights
Holders of Twilio Class A common stock are entitled to one vote for each share of Twilio Class A common stock held on all matters submitted to a vote of stockholders and holders of Twilio Class B common stock are entitled to 10 votes for each share of Twilio Class B common stock held on all matters submitted to a vote of stockholders. Holders of shares of Twilio Class A common stock and Twilio Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Twilio has not provided for cumulative voting for the election of directors in its amended and restated certificate of incorporation. Twilio’s amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors consisting of three classes as nearly equal in size as is practicable, each serving staggered three-year terms.
No Preemptive or Similar Rights
Twilio Class A and Class B common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described below.
Right to Receive Liquidation Distributions
If Twilio becomes subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to Twilio stockholders would be distributable equally, identically and ratably among the holders of Twilio Class A and Class B common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Conversion
Each outstanding share of Twilio Class B common stock is convertible at any time at the option of the holder into one share of Twilio Class A common stock. In addition, each share of Twilio Class B common stock will convert automatically into one share of Twilio Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in Twilio's amended and restated certificate of incorporation, including transfers to family members, certain trusts solely for the benefit of the stockholder or other persons, and partnerships, corporations, and other entities exclusively controlled by the stockholder or their family members. Once converted or transferred and converted into Twilio Class A common stock, the Twilio Class B common stock will not be reissued.
On June 28, 2023, the Final Conversion Date, all of the then outstanding shares of our Class B common stock automatically converted into the same number of shares of our Class A common stock pursuant to the terms of our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation prohibits the reissuance of such shares of converted Class B common stock. Following the Final Conversion Date, we are prohibited by our amended and restated certificate of incorporation from issuing additional shares of our Class B common stock.

Preferred Stock - Limitations on Rights of Holders of Common Stock
The Twilio Board is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by Twilio stockholders. The Twilio Board can also increase or decrease the number of shares of any such series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by Twilio stockholders. The Twilio Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Twilio Class A or Class B common stock.

Listing Agent
The transfer agent and registrar for Twilio Class A common stock is Computershare Trust Company, N.A.

Anti-Takeover Provisions
The provisions of Delaware law, Twilio's amended and restated certificate of incorporation and Twilio's amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of the company. They are also designed, in part, to encourage persons seeking to acquire control of Twilio to negotiate first with the Twilio Board. Twilio believes that the benefits of increased protection of its potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire it because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
Twilio is governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

• prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock of the corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a "business combination" to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an "interested stockholder" as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of Twilio.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions
Twilio's amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the company, as well as changes in the Twilio Board or management team, including the following:
Board of Directors Vacancies. Twilio's amended and restated certificate of incorporation and amended and restated bylaws authorize only the Twilio Board to fill vacant directorships, including newly created seats resulting from an increase in the authorized number of directors. In addition, subject to the rights of holders of any series of our preferred stock with respect to the election of directors, the number of directors constituting the Twilio Board is permitted to be set only by a resolution adopted by the Twilio Board. These provisions prevent a stockholder from increasing the size of the Twilio Board and then gaining control of the Twilio Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Twilio Board and will promote continuity of management.
Dual Class Common Stock. As described above in the section titled "-Common Stock-Voting Rights," Twilio's amended and restated certificate of incorporation provides for a dual class common stock structure. On June 28, 2023, the Final Conversion Date, all of the then outstanding shares of our Class B common stock automatically converted into the same number of shares of our Class A common stock pursuant to the terms of our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation prohibits the reissuance of such shares of converted Class B common stock. On June 28, 2023, we filed a certificate of retirement with the Secretary of State of the State of Delaware effecting the retirement of 96,829,819 shares of our Class B common stock that had converted into shares of our Class A common stock. Following such conversion and as a result of such retirement, 3,170,181 shares of our Class B common stock remain authorized but unissued. However, following the Final Conversion Date, we are prohibited by our amended and restated certificate of incorporation from issuing additional shares of our Class B common stock.
Classified Board. Twilio's amended and restated certificate of incorporation and amended and restated bylaws provide that the Twilio Board be classified into three classes of directors, each of which hold office for a three-year term. In addition, directors may only be removed from the Twilio Board for cause. The existence of a classified board could delay a potential acquiror from obtaining majority control of the Twilio Board, and the prospect of that delay might deter a potential acquiror.
Stockholder Action; Special Meeting of Stockholders. Twilio's amended and restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, our stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Twilio's capital stock would not be able to amend Twilio's amended and restated bylaws or remove directors without holding a meeting of stockholders called in accordance with Twilio's amended and restated bylaws. Twilio's amended and restated certificate of incorporation and amended and restated bylaws further provide that special meetings of stockholders may be called only by a majority of the Twilio Board, the chairman of the Twilio Board, Twilio's Chief Executive Officer or its President (in the absence of a Chief Executive Officer), thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of Twilio stockholders to force consideration of a proposal or for stockholders controlling a majority of Twilio's capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Twilio's amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before its annual meeting of stockholders or to nominate candidates for election as directors at its annual meeting of stockholders or any special meeting of stockholders at which directors are to be elected. Twilio's amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder's notice. These provisions might preclude Twilio stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at a meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of Twilio.
No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Twilio's amended and restated certificate of incorporation does not provide for cumulative voting.
Directors Removed Only for Cause. Twilio's amended and restated certificate of incorporation provides that stockholders may remove directors only for cause.
Amendment of Charter Provisions. Any amendment of certain provisions in Twilio's amended and restated certificate of incorporation requires approval by holders of at least two-thirds of the voting power of the then-outstanding capital stock.
Amendment of Bylaws. Our amended and restated bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that any adoption, amendment, repeal or alteration by the stockholders requires approval by holders of at least eighty percent (80%) of the voting power of outstanding voting securities, voting together as a single class. The Twilio Board also has the power to adopt, amend or repeal the amended and restated bylaws.
Issuance of Undesignated Preferred Stock. The Twilio Board has the authority, without further action by the Twilio stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Twilio Board. The existence of authorized but unissued shares of preferred stock would enable the Twilio Board to render more difficult or to discourage an attempt to obtain control of Twilio by means of a merger, tender offer, proxy contest or other means.
Choice of Forum. Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum to bring any state law claims for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by our directors, officers, employees or our stockholders; (iii) any action asserting a claim against us, or our directors, officers, employees or stockholders, arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or (iv) any action asserting a claim against us, or our directors, officers, employees or stockholders, that is governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Our amended and restated bylaws further provide that the United States District Court for the Northern District of California is the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Our amended and restated bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the foregoing choice of forum provisions of our bylaws.